Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Insys Therapeutics, Inc.

Phoenix, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2011, relating to the consolidated financial statements of Insys Therapeutics, Inc., which is contained in that Prospectus.

We also hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 9, 2010, relating to the financial statements of NeoPharm, Inc., which also is contained in that Prospectus. Our report contains an explanatory paragraph regarding NeoPharm’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

May 6, 2011